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                                                                 Exhibit (13)(f)

                                  PURCHASE AGREEMENT


          The Galaxy Fund (the "Trust"), a Massachusetts business trust, and First Data Investor Services, Inc. ("First Data"), a Massachusetts corporation, hereby agree as follows:

          1. The Trust hereby offers First Data and First Data hereby purchases the following: one (1) share, at $1.00 per share, in the Trust's Connecticut Municipal Money Market Fund, one (1) share, at $1.00 per share, in the Trust's Massachusetts Municipal Money Market Fund, one (1) share, at $12.83 per share, in the Trust's Growth and Income Fund and one (1) share, at $12.94 per share, in the Trust's Small Cap Value Fund. Such shares are the "initial shares" of each Fund. First Data hereby acknowledges receipt of a purchase confirmation reflecting the purchase of one share of each Fund, and the Trust hereby acknowledges receipt from First Data of funds in the amounts of $1.00, $1.00, $12.83 and $12.94, each in full payment for the shares.

          2. First Data represents and warrants to the Trust that each share is being acquired for investment purposes and not for the purpose of distribution.

          3. The Trust represents that a copy of its Declaration of Trust, dated March 31, 1986, together with all amendments thereto, is on file in the Office of the Secretary of the Commonwealth of Massachusetts.

          4. The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 28th day of February, 1996.


Attest:                            THE GALAXY FUND




                                   By: /s/ John T. O'Neill
----------------------------           ----------------------------
               Secretary                President
(SEAL)




Attest:                            FIRST DATA INVESTOR SERVICES
                                     GROUP, INC.




                                   By: /s/ illegible
----------------------------           ----------------------------
               Secretary                President
(SEAL)